List of Subsidiaries

                                  EXHIBIT 21


     The following is a list of subsidiaries of the Company, each of which is wholly-owned by it, and the states in which they are incorporated:


Subsidiary                                           State of Incorporation
Infodata Systems International Inc.                  New York
Infodata Research and Development Corporation        New York
AMBIA Corporation                                    California
Delaware Infodata Inc.                               Delaware
Delaware Infodata #2 Inc.                            Delaware
Delaware Infodata #3 Inc.                            Delaware